Exhibit 99.1

BROADPOINT TO ACQUIRE NEW JERSEY-BASED
FIXED INCOME DIVISION OF BNY CAPITAL MARKETS, INC.

New York, NY, January 30, 2008 -- Broadpoint Securities Group, Inc. (NASDAQ: BPSG) today announced that it has entered into an asset purchase agreement with BNY Capital Markets, Inc., a subsidiary of The Bank of New York Mellon Corporation, to acquire its New Jersey-based institutional Fixed Income division. This group operates a comprehensive sales and trading platform that specializes in high yield, distressed, investment grade corporate, treasury, government agency, convertible bond, and equity securities. In 2007, the group traded approximately $35 billion in market value securities.

The group was founded in 1992 as Mendham Capital Group Inc. and was purchased by The Bank of New York in 1998. It consists of 49 professionals, including 9 traders, 22 salespeople, 8 desk analysts and 10 support staff, substantially all of whom are expected to join Broadpoint. The group has over 800 account relationships with insurance companies, hedge funds, money mangers, mutual funds, commercial banks and corporations.

Joining Broadpoint from BNY Capital Markets, Inc. in their new leadership roles will be Joe Mannello, Executive Managing Director and Head of the new Broadpoint Fixed Income division; Greg Sullivan, Managing Director and Head of Sales; John Hale, Managing Director and Co-Head of Trading; Riaz Haidri, Managing Director and Co-Head of Trading; and Michael Rowe, Managing Director and Head of Research.

Lee Fensterstock, Chairman and Chief Executive Officer of Broadpoint, said “This group brings not only a critical mass business in the form of product capability, clients, and seasoned professionals, it is strategically additive in that it gives us a distribution capability, particularly in high yield and convertible bonds, that will enable us to expand our investment banking practice and better serve our corporate clients.”

Peter McNierney, President and Chief Operating Officer of Broadpoint, said “Joe and his team have been together for over 15 years and have established an outstanding reputation among issuers and investors alike, in all classes of debt securities.  We look forward to bringing their additional relationships and capital markets expertise to our existing client base.”

Joe Mannello, Managing Director of BNY Capital Markets, Inc., said “We have enjoyed being part of The Bank of New York Mellon and BNY Capital Markets over the last ten years, and we appreciate their support of this transaction. We are excited about the opportunity to build our franchise at Broadpoint particularly expanding our new issue presence in the high yield markets.”

As part of this transaction, Broadpoint will purchase the fixed assets and assume certain leases necessary to operate the business from BNY Capital Markets, Inc. In addition, it is contemplated that 6.2 million shares of restricted stock or restricted stock units, which will vest over 5 years, will be granted to the employees of the division who join Broadpoint and the employees will also have the opportunity to receive an earnout from the profits of their division.

In connection with this transaction, Broadpoint expects to raise additional capital to grow the newly acquired business from its majority shareholder, MatlinPatterson Global Opportunities Partners II.  The transaction is subject to regulatory approval and is expected to close by March 31, 2008.

Webcast and Teleconference

The Company will host a webcast and teleconference at 11:00 a.m. Eastern Time, Thursday, January 31, 2008 to discuss today’s announcement. Domestic participants can access the conference call by dialing 888.680.0879 and the participant passcode is 29068333.  International participants should dial 617.213.4856.  Callers should ask to be connected to Broadpoint’s teleconference.

The call will also be broadcast live over the Internet and can be accessed by visiting the Investor Relations section of the Company’s website at www.broadpointsecurities.com.
A replay of the call can be accessed by dialing 888.286.8010 or 617.801.6888, replay passcode 12738578, through February 7, 2008. The conference call webcast will also be archived on the Investor Relations section of the Company’s website.

About the Company

Broadpoint Securities Group, Inc. (NASDAQ: BPSG) is an independent investment bank that serves the growing institutional market and corporate middle market by providing clients with strategic, research-based investment opportunities, as well as advisory and financing services. The Company offers a diverse range of products through its Equities division, as well as Broadpoint Securities, Inc., its mortgage-backed security/asset-backed security trading subsidiary, and FA Technology Ventures Inc., its venture capital division.

Forward-Looking Statements

This press release contains "forward-looking statements." These statements are not historical facts but instead represent the Company's belief regarding future events, many of which, by their nature, are inherently uncertain and outside of the Company's control. The Company's forward-looking statements are subject to various risks and uncertainties, including the conditions of the securities markets, generally, and acceptance of the Company's services within those markets and other risks and factors identified from time to time in the Company's filings with the Securities and Exchange Commission. It is possible that the Company's actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in its forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements. The Company does not undertake to update any of its forward-looking statements.

Contact
C. Brian Coad
Chief Financial Officer
Broadpoint Securities Group, Inc.
212-273-7120

SOURCE: Broadpoint Securities Group, Inc.